Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Financial Dynamics Evan Smith/Theresa Kelleher (212) 850-5600 wst@fd-us.com

Exhibit 99.1

West Pharmaceutical Services, Inc. Appoints New Director

Lionville, PA October 16, 2007 – West Pharmaceutical Services, Inc. (NYSE:WST) today announced the appointment to its Board of Directors of Mr. Thomas W. Hofmann. Mr. Hofmann, 56, is Senior Vice President and Chief Financial Officer of Sunoco, Inc. (NYSE:SUN), a position he has held since 1998. He joined Sunoco in 1977. Philadelphia-based Sunoco is one of the largest independent refiner-marketers of petroleum products in the United States. Mr. Hofmann also serves on the boards of Sunoco Logistics Partners (NYSE:SXL), Fox Chase Cancer Center, and the Advisory Board of the Boys and Girls Clubs of Philadelphia.

The appointment increases West’s board membership to eleven, ten of whom are independent directors.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia.